EXHIBIT 1.02

CONFLICT MINERALS REPORT OF HEWLETT-PACKARD COMPANY

PURSUANT TO RULE 13P-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934

This is the Conflict Minerals Report of Hewlett-Packard Company (“HP”) for the reporting period from January 1, 2013 to December 31, 2013 pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 and associated guidance issued by the Securities and Exchange Commission.  In this Conflict Minerals Report, unless otherwise specified or unless the context otherwise requires, references to “HP,” “we,” “us” or “our” refer to Hewlett-Packard Company, and its consolidated subsidiaries.  Terms or phrases that are italicized the first time they appear in this Conflict Minerals Report have the meanings given in Item 1.01 of Form SD.

Reasonable Country of Origin Inquiry

Conflict minerals in the form of gold and the derivatives tin, tantalum, and tungsten (collectively, “3TG”) were necessary to the functionality or production of certain products that we manufactured or contracted to manufacture during 2013 (“necessary conflict minerals”).  We conducted a reasonable country of origin inquiry (“RCOI”) for 2013 to determine whether any of the necessary conflict minerals originated in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”), or were conflict minerals from recycled or scrap sources.  Our RCOI was based on an initial survey of our direct suppliers of materials, parts, components or products containing necessary conflict minerals (“3TG Direct Suppliers”).

We have determined that with respect to our 2013 products containing necessary conflict minerals we know or have reason to believe that some of the necessary conflict minerals originated or may have originated in the Covered Countries.  Further, we know or have reason to believe that these necessary conflict minerals may not be conflict minerals from recycled or scrap sources.  Accordingly, we conducted due diligence on the source and chain of custody of those necessary conflict minerals and have prepared this Conflict Minerals Report.

Design of Our Due Diligence Measures

We designed our due diligence measures to conform with the nationally or internationally recognized due diligence framework provided by the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition, OECD 2013) and the related Supplements (collectively, the “OECD Guidance”).  When we designed our due diligence measures, we took into account our individual facts and circumstances, particularly our position in the minerals supply chain, and the OECD recommendations for downstream actors with no direct relationships to smelters or refiners.  The OECD Guidance distinguishes between “upstream” and “downstream” actors.  Upstream refers to the minerals supply chain from the mine to the smelter or refiner, and upstream companies include miners, local traders or exporters, international concentrate traders, and mineral re-processors.  Downstream refers to the minerals supply chain from smelters and refiners to retailers and includes companies like HP; it also includes metal traders, component manufacturers, product manufacturers, original equipment manufacturers and retailers.

We are a purchaser of materials, parts, components and manufactured products and are many steps downstream in the minerals supply chain from smelters and refiners.  We do not purchase raw ore or unrefined conflict minerals.  Smelters and refiners are the consolidation points for raw ore and the OECD Guidance allocates to them the obligation to conduct due diligence on the source and chain of custody of the origin of raw ore.  The key role for us as a downstream actor under the OECD Guidance is to identify the smelters and refiners in the supply chain for HP products and review the due diligence processes of those entities through information available to us as a participant in industry-wide due diligence assessment programs.

Our design of due diligence measures featured:  (1) establishment of strong internal company management systems; (2) identification and assessment of risks in the supply chain; (3) design and implementation of a strategy to respond to risks as they are identified; (4) support of industry organizations to carry out independent third-party audits of smelters’ and refiners’ due diligence practices; and (5) preparation of this annual Conflict Minerals Report.

Description of Due Diligence Measures

We undertook the following due diligence measures:

•                 established an internal team to implement our conflict minerals due diligence measures;

•                 published a conflict minerals policy as part of HP’s Supply Chain Social and Environmental Responsibility Policy;

•                 maintained a company grievance mechanism that is available internally and externally to report concerns, including those related to conflict minerals, online through the HP Standards of Business Conduct webpage;

•                 established the expectation, including contractual obligations, that suppliers would obtain information from their supply chains regarding entities that process necessary conflict minerals and provide that information to us using the Conflict Free Sourcing Initiative’s (“CFSI”) Conflict Minerals Reporting Template (the “Template”), which includes questions regarding the smelter, refiner, recycler or scrap processor of necessary conflict minerals and location or mine of origin for such minerals;

•                 conducted an internal business review that identified 470 3TG Direct Suppliers of materials, parts, components or products containing necessary conflict minerals;

•                 conducted a follow-up survey in the fourth quarter of 2013 of 3TG Direct Suppliers using the Template as part of our due diligence on the source and chain of custody of minerals we had reason to believe originated in the Covered Countries, as well as to monitor for changes during 2013 and update information previously provided to us by 3TG Direct Suppliers;

•                 sent reminder letters to 3TG Direct Suppliers that did not provide a completed Template;

•                 reviewed submitted Templates and sent deficiency letters to 3TG Direct Suppliers whose Templates did not meet our expectations;

•                 reviewed the entities identified by 3TG Direct Suppliers in the Template against information provided by CFSI to identify the entities that were smelters, refiners, recyclers or scrap processors of necessary conflict minerals (“facilities”);

•                 compared the facilities against the lists of entities that have received a conflict free designation for tantalum, tin, tungsten or gold on the Conflict Free Smelter List (provided by CFSI in January 2014); and

•                 supported the CFSI Conflict Free Smelter Program through participation in the CFSI Audit Review Committee and other sub-committees and asked 3TG Direct Suppliers to encourage the entities in their supply chain to participate in the CFSI Conflict Free Smelter Program.

HP Products

We identified the following categories of products that we manufactured or contracted to manufacture during 2013 containing necessary conflict minerals:

•                 Enterprise Products.  Server, storage and networking products, and certain accessories.

•                 Personal Systems Products.  Consumer and commercial personal computers, workstations, calculators, tablets, and certain accessories.

•                 Printing Products.  Consumer and commercial printer hardware, scanning devices, certain associated supplies, and certain accessories.

Results

We reviewed the information reported to us by our 3TG Direct Suppliers through the Template responses and available to us as members of CFSI.  Two hundred and one facilities were reported to be in the combined supply chains of our 3TG Direct Suppliers.  Sixty of these facilities are listed by CFSI (lists dated January 2014) as: (a) compliant with the Conflict Free Smelter Program or (b) having been certified or accredited by a similar assessment program such as the Responsible Jewellery Council’s (“RJC”) Chain-of-Custody Certification Program or the London Bullion Market Association’s (“LBMA”) Responsible Gold Programme.

The 2013 Facility List attached to this Conflict Minerals Report as Attachment A provides more information about these facilities, including:

1.              Facility Names.  A list of the names of the two hundred and one distinct facilities reported to be in the combined supply chains of our 3TG Direct Suppliers (which, as described above, consists of entities that have been reported to us by 3TG Direct Suppliers as part of their supply chain for conflict minerals and that are also listed by CFSI as a smelter, refiner, recycler or scrap processor).

2.              Facility Status.  A notation reflecting the results reported to us by CFSI or a similar assessment program regarding the verification, certification or accreditation status as of January 2014, or reflecting any information we had obtained that gave us reason to believe certain facilities did not source necessary conflict minerals from the Covered Countries for use in products manufactured in 2013.

3.              Countries of Origin.  Countries provided by CFSI in an aggregated list from which the sixty verified, certified or accredited facilities reported in the supply chain for HP products collectively sourced necessary conflict minerals.

2

Efforts to Determine the Mine or Location of Origin with Greatest Possible Specificity

As a downstream actor we rely upon independent assessment programs to provide upstream information such as the mine or location of origin.  Consistent with the key role set forth by the OECD Guidance for a downstream company like HP, our efforts to determine the mine or location of origin of necessary conflict minerals with the greatest possible specificity focused on a review of whether the facilities reported to be in the supply chain of our 3TG Direct Suppliers were verified as compliant with the Conflict Free Smelter Program or certified or accredited pursuant to a similar program (such as the LBMA and RJC programs).  We also took into account other information from CFSI, RJC and LBMA, such as information gathered as part of outreach to entities, in our efforts to determine the mine or location of origin with the greatest possible specificity.

CFSI has developed an audit protocol for verification of entities as compliant with the Conflict Free Smelter Program in accordance with the OECD Guidance and in conjunction with complementary traceability schemes in the Covered Countries.  The Conflict Free Smelter List is composed of entities that are compliant with the Conflict Free Smelter Program and that have been subject to an independent third party audit to assess whether the entity employed policies, practices, and procedures to source conflict free minerals.  We are a member of CFSI and have access to CFSI country of origin information for entities on the Conflict Free Smelter List.  CFSI has chosen to address confidential business information concerns by aggregating the countries of origin for conflict minerals sourced by such entities on the Conflict Free Smelter List.  CFSI requires that the independent auditor make an examination of the countries of origin for processed conflict minerals as well as the location of the mine, even if the specific mine or location of origin for these minerals within a country is not provided to CFSI members.

Like the CFSI Conflict Free Smelter Program, the RJC’s Chain of Custody Certification Program and the LBMA’s Responsible Gold Programme also facilitate independent audits of entities consistent with the OECD Guidance to determine if the entities source conflict free minerals.  These programs assemble information from participating entities on the country and mine or location of origin and provide that information to CFSI for inclusion on the Conflict Free Smelter List.

In 2013, to determine the mine or location of origin with the greatest possible specificity, we:

•                 surveyed 3TG Direct Suppliers twice during the reporting period of this Conflict Minerals Report using the Template (which included questions about the mine or location of origin) and required those suppliers to make similar efforts to survey their supply chains using the Template;

•                 reviewed the information obtained through those surveys or available from CFSI (as of January 2014) on the mine or location of origin of necessary conflict minerals; and

•                 monitored other publicly available sources for information regarding the sourcing of conflict minerals that may have been processed by reported facilities.

Steps to Further Mitigate Risk and Improve Due Diligence in 2014

We have identified the following steps that are intended to improve the quality of information we receive from 3TG Direct Suppliers in 2014 and to further mitigate any risk that necessary conflict minerals in products we manufacture or contract to manufacture finance or benefit armed groups:

•                 continue to engage with 3TG Direct Suppliers to improve the completeness and accuracy of information provided to us;

•                 repeat our request that 3TG Direct Suppliers continue to encourage facilities they have identified in their supply chains to become listed by CFSI as compliant with the Conflict Free Smelter Program (or to become certified or accredited pursuant to a similar assessment program such as those of RJC or LBMA); and

•                 continue to support the development of the CFSI Conflict Free Smelter Program, including outreach efforts to encourage participation in the program.

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Attachment A

2013 Facility List

The information compiled in this 2013 Facility List has been reported to us by our 3TG Direct Suppliers or obtained from a certifying entity, such as CFSI.  It is difficult to confirm the accuracy of information that was collected and transmitted through many levels of the supply chain for HP products.  In many cases information was provided to us for the entire supply chain of our 3TG Direct Suppliers, and was not necessarily limited to facilities that have been confirmed to contribute necessary conflict minerals to an HP product. As our engagement with the supply chain for HP products evolves, our list of facilities may change to reflect improvements in the quality of information provided to us.

Facility Name(1)	Facility Status(2)

A.L.M.T. Corp.	Unknown
Aida Chemical Industries Co. Ltd.	Unknown
Allgemeine Gold- und Silberscheideanstalt A.G.	RJC(3) Chain-of-Custody Certification
Almalyk Mining and Metallurgical Complex (AMMC)	Unknown
Alpha	CFS validated
AngloGold Ashanti Mineração Ltda	LBMA(4) Responsible Gold Guidance Accredited
Argor-Heraeus SA	LBMA Responsible Gold Guidance Accredited
Asahi Pretec Corporation	CFS validated
Asaka Riken Co Ltd	Unknown
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Unknown
ATI Tungsten Materials	Unknown
Aurubis AG	Unknown
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Unknown
Boliden AB	Unknown
Caridad	Unknown
Cendres & Métaux SA	Unknown
Central Bank of the DPR of Korea	Unknown
Chaozhou Xianglu Tungsten Industry Co Ltd	Unknown
Chimet SpA	Unknown
China Minmetals Nonferrous Metals Co Ltd	Unknown
China Tin Group Co., Ltd.	Unknown
Chongyi Zhangyuan Tungsten Co Ltd	Unknown
Chugai Mining	Unknown
CNMC (Guangxi) PGMA Co. Ltd.	Unknown
Codelco	Unknown
Conghua Tantalum and Niobium Smeltry	CFS validated

(1)  Entities that have been reported to us by 3TG Direct Suppliers as part of their supply chain for conflict minerals and that are also listed by CFSI as a smelter, refiner, recycler or scrap processor.  The facility names are listed as they appear on the CFSI Standard Smelter Name list posted in a membership restricted online tool in January 2014. A company appears more than once if it was reported to us for more than one facility (i.e., smelter, refiner, recycler or scrap processor) that is processing different types of minerals or metals.

(2)  Information regarding the verification, certification and accreditation was reported to us by CFSI based on facility status as of January 31, 2014.  We also reviewed information obtained by CFSI describing the economic and legal barriers to importing cassiterite into Indonesia, and have no other reason to believe that tin processing facilities reported to us by 3TG Direct Suppliers as being located in Indonesia source from the Covered Countries.

(3)  RJC refers to the Responsible Jewellery Council, a not-for-profit, standards setting and certification organization.

(4)  LBMA refers to the London Bullion Market Association, an international trade association that represents the market for gold and silver bullion including central banks that hold gold, private sector investors, mining companies, producers, refiners and fabricators.

Cooper Santa	Unknown
CV Duta Putra Bangka	Mine or location of origin likely outside of Covered Countries
CV Gita Pesona	Mine or location of origin likely outside of Covered Countries
CV JusTindo	Mine or location of origin likely outside of Covered Countries
CV Makmur Jaya	Mine or location of origin likely outside of Covered Countries
CV Nurjanah	Mine or location of origin likely outside of Covered Countries
CV Prima Timah Utama	Mine or location of origin likely outside of Covered Countries
CV Serumpun Sebalai	Mine or location of origin likely outside of Covered Countries
CV United Smelting	Mine or location of origin likely outside of Covered Countries
Daejin Indus Co. Ltd	Unknown
DaeryongENC	Unknown
Dayu Weiliang Tungsten Co., Ltd.	Unknown
Do Sung Corporation	Unknown
Dowa	CFS validated
Duoluoshan	CFS validated
EM Vinto	Unknown
Estanho de Rondônia S.A.	Unknown
Exotech Inc.	CFS validated
F&X	CFS validated
Fenix Metals	Unknown
FSE Novosibirsk Refinery	Unknown
Fujian Jinxin Tungsten Co., Ltd.	Unknown
Gannon & Scott	Unknown
Ganzhou Grand Sea W & Mo Group Co Ltd	Unknown
Ganzhou Huaxing Tungsten Products Co. Ltd.	Unknown
Geiju Non-Ferrous Metal Processing Co. Ltd.	CFS validated
Gejiu Zi-Li	Unknown
Global Advanced Metals	CFS validated
Global Tungsten & Powders Corp	CFS validated
Gold Bell Group	Unknown
H.C. Starck GmbH	CFS validated
HC Starck GmbH	Unknown
Heimerle + Meule GmbH	Unknown
Heraeus Ltd Hong Kong	Unknown
Heraeus Precious Metals GmbH & Co. KG	Unknown
Hi-Temp	CFS validated
Huichang Jinshunda Tin Co. Ltd	Unknown
Hunan Chenzhou Mining Group Co	Unknown
Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	Unknown
Hwasung CJ Co. Ltd	Unknown
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	Unknown
Ishifuku Metal Industry Co., Ltd.	Unknown
Istanbul Gold Refinery	LBMA Responsible Gold Guidance Accredited

Japan Mint	Unknown
Japan New Metals Co Ltd	Unknown
Jiangxi Copper Company Limited	Unknown
Jiangxi Nanshan	Unknown
Jiangxi Rare Earth & Rare Metals Tungsten Group Corp	Unknown
Jiangxi Tungsten Industry Group Co Ltd	Unknown
JiuJiang JinXin Nonferrous Metals Co. Ltd.	Unknown
JiuJiang Tambre Co. Ltd.	CFS validated
Johnson Matthey Inc	LBMA Responsible Gold Guidance Accredited
Johnson Matthey Limited	LBMA Responsible Gold Guidance Accredited
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Unknown
JSC Uralectromed	Unknown
JX Nippon Mining & Metals Co., Ltd	LBMA Responsible Gold Guidance Accredited
Kai Unita Trade Limited Liability Company	Unknown
Kazzinc Ltd	Unknown
Kemet Blue Powder	CFS validated
Kennametal Inc.	Unknown
Kennecott Utah Copper LLC	RJC Chain-of-Custody Certification
King-Tan Tantalum Industry Ltd.	Unknown
Kojima Chemicals Co. Ltd	CFS validated
Korea Metal Co. Ltd	Unknown
Kyrgyzaltyn JSC	Unknown
L’ azurde Company For Jewelry	Unknown
Linwu Xianggui Smelter Co	Unknown
Liuzhou China Tin Group Co. Ltd.	Unknown
LS-Nikko Copper Inc	Unknown
Malaysia Smelting Corporation (MSC)	CFS validated
Materion	CFS validated
Matsuda Sangyo Co. Ltd	CFS validated
Metallo Chimique	Unknown
Metalor Technologies (Hong Kong) Ltd	RJC Chain-of-Custody Certification
Metalor Technologies SA	RJC Chain-of-Custody Certification
Metalor USA Refining Corporation	RJC Chain-of-Custody Certification
Met-Mex Peñoles, S.A.	Unknown
Mettalurgical Products India Pvt. Ltd. (MPIL)	CFS validated
Mineração Taboca S.A.	CFS validated
Minmetals Ganzhou Tin Co. Ltd.	Unknown
Minsur	CFS validated
Mitsubishi Materials Corporation	LBMA Responsible Gold Guidance Accredited
Mitsubishi Materials Corporation	Unknown
Mitsui Mining & Smelting	CFS validated
Mitsui Mining and Smelting Co., Ltd.	LBMA Responsible Gold Guidance Accredited
Moscow Special Alloys Processing Plant	Unknown
Nadir Metal Rafineri San. Ve Tic. A.Ş.	Unknown

Navoi Mining and Metallurgical Combinat	Unknown
Nihon Material Co. LTD	CFS validated
Ningxia Orient Tantalum Industry Co., Ltd.	CFS validated
Novosibirsk Integrated Tin Works	Unknown
Ohio Precious Metals LLC.	CFS validated
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	Unknown
OJSC Kolyma Refinery	Unknown
OMSA	CFS validated
PAMP SA	LBMA Responsible Gold Guidance Accredited
Pan Pacific Copper Co. LTD	Unknown
Plansee	CFS validated
Prioksky Plant of Non-Ferrous Metals	Unknown
PT Alam Lestari Kencana	Mine or location of origin likely outside of Covered Countries
PT Aneka Tambang (Persero) Tbk	Unknown
PT Artha Cipta Langgeng	Mine or location of origin likely outside of Covered Countries
PT Babel Inti Perkasa	Mine or location of origin likely outside of Covered Countries
PT Babel Surya Alam Lestari	Mine or location of origin likely outside of Covered Countries
PT Bangka Kudai Tin	Mine or location of origin likely outside of Covered Countries
PT Bangka Putra Karya	Mine or location of origin likely outside of Covered Countries
PT Bangka Timah Utama Sejahtera	Mine or location of origin likely outside of Covered Countries
PT Bangka Tin Industry	Mine or location of origin likely outside of Covered Countries
PT Belitung Industri Sejahtera	Mine or location of origin likely outside of Covered Countries
PT BilliTin Makmur Lestari	Mine or location of origin likely outside of Covered Countries
PT Bukit Timah	CFS validated
PT DS Jaya Abadi	Mine or location of origin likely outside of Covered Countries
PT Eunindo Usaha Mandiri	Mine or location of origin likely outside of Covered Countries
PT Fang Di MulTindo	Mine or location of origin likely outside of Covered Countries
PT HP Metals Indonesia	Mine or location of origin likely outside of Covered Countries
PT Karimun Mining	Mine or location of origin likely outside of Covered Countries
PT Koba Tin	Mine or location of origin likely outside of Covered Countries
PT Mitra Stania Prima	Mine or location of origin likely outside of Covered Countries
PT Panca Mega	Mine or location of origin likely outside of Covered Countries
PT Refined Banka Tin	Mine or location of origin likely outside of Covered Countries
PT Sariwiguna Binasentosa	Mine or location of origin likely outside of Covered Countries
PT Seirama Tin investment	Mine or location of origin likely outside of Covered Countries
PT Stanindo Inti Perkasa	Mine or location of origin likely outside of Covered Countries
PT Sumber Jaya Indah	Mine or location of origin likely outside of Covered Countries
PT Tambang Timah	Mine or location of origin likely outside of Covered Countries
PT Timah	Mine or location of origin likely outside of Covered Countries
PT Timah Nusantara	Mine or location of origin likely outside of Covered Countries
PT Tinindo Inter Nusa	Mine or location of origin likely outside of Covered Countries
PT Tommy Utama	Mine or location of origin likely outside of Covered Countries
PT Yinchendo Mining Industry	Mine or location of origin likely outside of Covered Countries
PX Précinox SA	Unknown

Rand Refinery (Pty) Ltd	Unknown
RFH Tantalum Smeltry Co., Ltd	CFS validated
Royal Canadian Mint	CFS validated
Sabin Metal Corp.	Unknown
SAMWON METALS Corp.	Unknown
Schone Edelmetaal	Unknown
SEMPSA Joyeria Plateria SA	Unknown
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	Unknown
So Accurate Group, Inc.	Unknown
SOE Shyolkovsky Factory of Secondary Precious Metals	Unknown
Soft Metais Ltda.	Unknown
Solar Applied Materials Technology Corp.	CFS validated
Solikamsk Metal Works	CFS validated
Sumitomo Metal Mining Co. Ltd.	LBMA Responsible Gold Guidance Accredited
Suzhou Xingrui Noble	Unknown
Taki Chemicals	CFS validated
Tanaka Kikinzoku Kogyo K.K.	CFS validated
Tantalite Resources	CFS validated
Tejing (Vietnam) Tungsten Co Ltd	Unknown
Telex	CFS validated
Thaisarco	CFS validated
The Great Wall Gold and Silver Refinery of China	Unknown
The Refinery of Shandong Gold Mining Co. Ltd	Unknown
Tokuriki Honten Co. Ltd	Unknown
Torecom	Unknown
Ulba	CFS validated
Umicore Brasil Ltda	Unknown
Umicore SA Business Unit Precious Metals Refining	LBMA Responsible Gold Guidance Accredited
United Precious Metal Refining, Inc.	CFS validated
Valcambi SA	LBMA Responsible Gold Guidance Accredited
Western Australian Mint trading as The Perth Mint	LBMA Responsible Gold Guidance Accredited
White Solder Metalurgia	Unknown
Wolfram Bergbau und Hütten AG	Unknown
Wolfram Company CJSC	Unknown
Xiamen Tungsten Co Ltd	Unknown
Xiamen Tungsten (H.C) Co., Ltd.	Unknown
Xstrata Canada Corporation	LBMA Responsible Gold Guidance Accredited
Yokohama Metal Co Ltd	Unknown
Yunnan Chengfeng	Unknown
Yunnan Tin Company Limited	CFS validated
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Unknown
Zhuzhou Cement Carbide	CFS validated
Zhuzhou Cemented Carbide Group Co., Ltd.	Unknown
Zijin Mining Group Co. Ltd	Unknown

Countries of Origin

The countries below are from the aggregated lists provided by CFSI of countries from which the sixty validated, certified or accredited facilities listed above collectively source conflict minerals.

Covered Countries	Outside Covered Countries

Angola	Argentina
Burundi	Australia
Central African Republic	Austria
Democratic Republic of the Congo	Belgium
Republic of Congo	Bolivia
Rwanda	Brazil
South Sudan	Chile
Uganda	China
United Republic of Tanzania	Colombia
Zambia	Cote d’Ivoire
Czech Republic
Djibouti
Egypt
Estonia
Ethiopia
France
Germany
Guyana
India
Indonesia
Ireland
Israel
Japan
Kenya
Laos People’s Democratic Republic
Luxembourg
Madagascar
Malaysia
Mongolia
Mozambique
Myanmar
Netherlands
Nigeria
Peru
Portugal
Republic of Korea
Russian Federation
Sierra Leone
Singapore
South Africa
Suriname
Switzerland
Thailand
United Kingdom
United States
Zimbabwe